UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2007
To our stockholders:
     You are invited to attend the 2007 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 10, 2007, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.
     Following the formal matters to be addressed at the meeting, management will review our recently completed 2006 fiscal year and provide a report on our progress, including recent developments. Stockholders also will have the opportunity to ask questions about the Company.
     Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.
Sincerely,
William F. Andrews
Chairman of the Board of Directors
John D. Ferguson
Vice-Chairman of the Board of Directors,
President, and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 10, 2007
Time, Date & Place
     The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 10, 2007, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee.
Items of Business
     Stockholders will consider and vote on the following proposals at the Annual Meeting:
(1)	The election of 12 directors to serve on the Company’s Board of Directors;

(2)	The ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm;

(3)	The approval of the Company’s 2008 Stock Incentive Plan;

(4)	The approval of an amendment to the Company’s Charter to increase the number of authorized shares of the Company’s common stock, par value $0.01 per share, from 80,000,000 to 300,000,000;

(5)	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting;

(6)	A proposal to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal 3 and/or Proposal 4; and

(7)	Any other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Who May Vote
     Stockholders of record at the close of business on Friday, March 16, 2007 are entitled to receive this notice and vote at the Annual Meeting.
How to Vote
     Your vote is important. Most stockholders may indicate how they wish their shares to be voted on the Internet, by telephone, or by mail using the enclosed proxy card. Please refer to the proxy card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.
By Order of the Board of Directors,
G. A. Puryear IV
Executive Vice President, General Counsel,
and Secretary
April 5, 2007
Nashville, Tennessee

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

What matters will be acted on at the Annual Meeting?	1
What are the Board of Directors’ recommendations?	2
Who is entitled to vote at the Annual Meeting?	2
How do I vote?	2
What vote is required to approve each item?	3
What if I am unable to attend the Annual Meeting in person?	4
Where can I find the voting results?	4
How and when may I submit a stockholder proposal for the Company’s 2008 Annual Meeting?	4
Can I communicate directly with members of the Company’s Board of Directors?	4
How can I obtain the Company’s Annual Report on Form 10-K?	5
What are the costs of soliciting these proxies?	5
How many copies should I receive if I share an address with another stockholder?	5
Who should I contact if I have any questions?	5

CORPORATE GOVERNANCE	6

Board of Directors Meetings and Committees	6
Executive Sessions	8
Director Independence	8
Independence and Financial Literacy of Audit Committee Members	8
Director Candidates	8
Limitations on Other Board Service	9
Communications with Directors	9
Certain Relationships and Related Transactions	10
Compensation Committee Interlocks and Insider Participation	10
Stock Ownership Guidelines	10
Code of Ethics and Business Conduct	11
Report of the Audit Committee	11

PROPOSAL 1 - ELECTION OF DIRECTORS	13

Directors Standing for Election	13

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17

Audit and Non-Audit Fees	17
Pre-Approval of Audit and Non-Audit Fees	18

PROPOSAL 3 – APPROVAL OF THE COMPANY’S 2008 STOCK INCENTIVE PLAN	19

PROPOSAL 4 – CHARTER AMENDMENT TO INCREASE AUTHORIZED SHARES	27

PROPOSAL 5 – PROVIDE SEMI-ANNUAL REPORTS TO STOCKHOLDERS REGARDING THE COMPANY’S POLITICAL CONTRIBUTIONS AND EXPENDITURES	29

Stockholder Proposal	29
The Response of the Board of Directors to the Stockholder Proposal	30

PROPOSAL 6 – ADJOURNMENT OF THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES	32

EXECUTIVE OFFICERS	33

Information Concerning Executive Officers Who Are Not Directors	33

EXECUTIVE AND DIRECTOR COMPENSATION	35

Compensation Discussion and Analysis	35
Report of the Compensation Committee	44
Summary Compensation Table	45
Grants of Plan-Based Awards in 2006	47
Employment Agreements	48
Compensation Programs for 2006	49
Outstanding Equity Awards at 2006 Fiscal Year-End	50
Option Exercises and Stock Vested in 2006	51
Nonqualified Deferred Compensation in 2006	52
Potential Payments Upon Termination or Change in Control	53
Director Compensation in 2006	60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62

Ownership of Common Stock	62
Section 16(a) Beneficial Ownership Reporting Compliance	63

ANNEX A	A-1

ANNEX B	B-1

v

CORRECTIONS CORPORATION OF AMERICA
PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 10, 2007
     We are providing this Proxy Statement, together with a Notice of Annual Meeting of Stockholders and a form of proxy card, in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “we,” or “us”), of proxies to be voted at our 2007 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”). These proxy materials are being sent beginning on or about Thursday, April 5, 2007.
     The Annual Meeting will take place on Thursday, May 10, 2007, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders are invited to attend. Because the Annual Meeting is being held at our corporate headquarters, seating is limited and will be available on a first come, first served basis.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What matters will be acted on at the Annual Meeting?
     Stockholders will consider and vote on the following matters at the Annual Meeting:
1.	The election of 12 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.	The approval of the Company’s 2008 Stock Incentive Plan;

4.	The approval of an amendment to the Company’s charter to increase the number of authorized shares of the Company’s common stock from 80,000,000 to 300,000,000;

5.	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting;

6.	A proposal to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal 3 and/or Proposal 4; and

7.	Any other matters that are properly raised at the Annual Meeting.
     As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?
     Our Board of Directors recommends that you vote:

•	FOR the election of each of the 12 nominees to serve as directors on the Board of Directors;

•	FOR the Company’s 2008 Stock Incentive Plan;

•	FOR the amendment to the Company’s charter;

•	AGAINST the stockholder proposal if it is properly presented at the Annual Meeting; and

•	FOR the proposal to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal 3 and/or Proposal 4.
     The Audit Committee of our Board of Directors recommends that you vote:
•	FOR the ratification of the appointment of Ernst & Young LLP.
     If you complete and properly sign the accompanying proxy card and return it to the Company but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
Who is entitled to vote at the Annual Meeting?
     Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive the accompanying notice and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Friday, March 16, 2007 as the record date.
     As of the record date, there were 61,394,301 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.
How do I vote?
     Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by completing, signing, dating, and promptly returning the enclosed proxy card in the envelope provided or by voting by telephone or the Internet as described below. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and personally cast your votes.
     Voting by proxy card. If you complete and properly sign the accompanying proxy card and return it to the Company, your shares will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Voting by telephone or the Internet. If you are a stockholder of record, you may also submit your voting instructions to the proxy holders by telephone by following the instructions on your proxy card. The deadline for stockholders of record to submit voting instructions by telephone is 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2007. If your shares are held in “street name,” you may submit voting instructions by telephone or electronically through the Internet as instructed on your proxy card. The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2007.
     401(k) shares. If you participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan, you may submit voting instructions for the shares of our common stock credited to your account as of the record date by completing and returning the accompanying proxy card or by telephone by following the instructions on your proxy card. If you do not submit voting instructions, the trustee will vote your shares in its discretion.
     Changing a vote. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you submit voting instructions by telephone or by the Internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.
What vote is required to approve each item?
     Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.
     Election of Directors. Under the Company’s Third Amended and Restated Bylaws (the “Bylaws”) and Maryland law, a plurality of all of the votes cast at the Annual Meeting is sufficient for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
     Charter Amendment. As set forth in the Company’s charter, the approval of the amendment to the Company’s charter requires the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matter. As a result, “ABSTAIN” elections and “broker non-votes” will have the same effect as votes “against” such matter.
      Approval of 2008 Stock Incentive Plan. The New York Stock Exchange listing standards require that the Company’s 2008 Stock Incentive Plan be approved by a majority of the votes cast, provided that the total votes cast on that proposal represent more than 50% of all the securities entitled to vote on the proposal. For purposes of the vote to approve the 2008 Stock Incentive Plan, abstentions and broker non-votes will have the same effect as votes against the proposal unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the vote. If there are not sufficient votes at the time of the Annual Meeting to approve this proposal, the meeting may be adjourned to solicit additional proxies.
     Ratification of Ernst & Young LLP and Other Items. For (i) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, (ii) the stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting, (iii) the proposal to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposals 3 and/or 4 and (iv) any other matter that properly comes before the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.
What if I am unable to attend the Annual Meeting in person?
     A live broadcast of the Annual Meeting will be available on-line through our website at www.correctionscorp.com (under the “Webcasts” section of the Investor page). The on-line replay will be archived on our website promptly following the meeting.
Where can I find the voting results?
     We will announce the voting results at the Annual Meeting. We also will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2007.
How and when may I submit a stockholder proposal for the Company’s 2008 Annual Meeting?
     Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 7, 2007 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
     Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 9, 2008 and March 11, 2008.
Can I communicate directly with members of the Company’s Board of Directors?
     Yes. Stockholders, employees, and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors, or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee.

How can I obtain the Company’s Annual Report on Form 10-K?
     All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2006 Annual Report to Stockholders. The Annual Report to Stockholders is not part of the proxy solicitation materials. Any stockholder who desires a copy of our 2006 Annual Report to Stockholders or our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, may obtain a copy without charge by visiting our website, www.correctionscorp.com, or by addressing a request to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
What are the costs of soliciting these proxies?
     The Company pays the cost of soliciting proxies. We have retained Corporate Communications, Inc. to assist with the solicitation of proxies on our behalf. Corporate Communications, Inc. will receive a fee of $4,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.
How many copies should I receive if I share an address with another stockholder?
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to Corrections Corporation of America, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.
Who should I contact if I have any questions?
     If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our director of investor relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE
     You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current committee charters, Code of Ethics and Business Conduct and other corporate governance-related information on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page), or by addressing a written request to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. During the first quarter of 2007, the Company amended the Compensation Committee charter to reflect the Compensation Committee’s responsibility for periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation and reviewing or issuing certain disclosures and reports for inclusion in the Company’s Annual Report on Form 10-K or annual proxy statement, in accordance with applicable rules and regulations. At the same time, the Company amended its Audit Committee charter to add a provision that authorizes the Audit Committee to establish and administer policies and procedures for the review, approval and ratification of related party transactions, which are discussed below under “Corporate Governance – Certain Relationships and Related Transactions.”
     We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.
Board of Directors Meetings and Committees
     Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board selects and evaluates our executive officers; establishes, reviews and approves our corporate objectives and strategies; and evaluates and approves major capital commitments.
     The Board currently consists of 12 members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I – Election of Directors.” The Board met six times in 2006. As a group, the Board members attended 98% of their Board and committee meetings. All directors attended all of the full Board meetings, except for one director who missed one meeting, and all directors attended all of their committee meetings, except for two directors who missed one meeting each. All directors attended last year’s annual meeting of stockholders, and the Board has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders.
     Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The table on the following page shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2006.

Committee	Members	Summary of Responsibilities	Meetings
Audit	C. Michael Jacobi (Chair) Donna M. Alvarado Lucius E. Burch, III Charles L. Overby Henri L. Wedell	See “Audit Committee Report” below.	5

Compensation	Joseph V. Russell (Chair) John D. Correnti John R. Horne John R. Prann, Jr.	Responsible for setting CEO and director compensation, periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation, reviewing the Compensation Discussion and Analysis section of this Proxy Statement and issuing the Compensation Committee Report included in this Proxy Statement. Other responsibilities include:	4

		• Administer equity-based compensation plans;

		• Evaluate the performance of the CEO and executive officers; and

		• Assist the Nominating and Governance Committee with executive succession planning efforts.

Nominating and Governance	Charles L. Overby (Chair) Thurgood Marshall, Jr. Joseph V. Russell	Responsible for identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives. Other responsibilities include:	4

		• Review and assess the Company’s ethics and compliance program;

		• Oversee Board’s self-evaluation process; and

		• Lead the Board’s executive succession planning efforts.

		See “Director Candidates” below.

Executive	John D. Ferguson (Chair) William F. Andrews Lucius E. Burch, III Joseph V. Russell	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	0

Executive Sessions
     Executive sessions, or meetings of our non-management directors without management present, are held regularly in order to provide an opportunity for the outside directors to discuss openly any and all matters. Executive sessions of the Board are chaired on a rotating basis by the outside directors, with rotation in alphabetical order by last name. In 2006, the outside directors met in executive session one time.
Director Independence
     Mr. Andrews and Mr. Ferguson are the only members of the Board of Directors who are employees of the Company. The Board has determined that all of our other directors are independent. Accordingly, 10 of our 12 directors are independent and our Audit, Compensation, and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.
Independence and Financial Literacy of Audit Committee Members
     The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934.
Director Candidates
     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2008 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.
     The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate, and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates, and has utilized that authority in past director searches.
     The Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines and the Director Nominations Policy adopted by the Board, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business, and factors such as diversity, age, skills and educational and professional background. The Committee may also consider other factors it deems relevant, including the current composition of the Board, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the need for expertise on our standing committees and the qualifications of other prospective nominees. With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.

     With respect to new candidates for Board service, a full evaluation may also include detailed background checks, in-person and telephonic interviews with Nominating and Governance Committee and other Board members and consultation with our Chairman and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.
Limitations on Other Board Service
     The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines and Director Nominations Policy instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.
     During 2006, the Board determined that Mr. Jacobi’s service as a member of the audit committee of three other public companies would not impair his ability to effectively serve as a member of the Company’s Audit Committee.
Communications with Directors
     Stockholders, employees and other interested parties may communicate with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors, or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may not submit to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.
     Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Transactions
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
     In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
Compensation Committee Interlocks and Insider Participation
     During 2006, Mr. Prann, Mr. Russell and Mr. Correnti served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s chair. None of the current members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2006 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Board or the Compensation Committee.
Stock Ownership Guidelines
     During the first quarter of 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are to be administered and interpreted by the Compensation Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price will be determined based on such executive officer’s date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable.
     With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving on a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price will be determined based on the date of such non-executive director’s initial election to the Board. Subject to a limited hardship exemption, non-executive directors are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their initial election to the Board.
     The Guidelines are accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
Code of Ethics and Business Conduct
     All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
Report of the Audit Committee
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
General Responsibilities
     Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
2006 Meetings
     The Audit Committee met five times in 2006. Within those meetings, the Committee conducted executive sessions with our independent registered public accounting firm three times.
Oversight of Financial Reporting
     As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to fiscal 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Also with respect to fiscal 2006, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2006: Management’s Report on Internal Control over Financial Reporting; Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm; and Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.
     Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair	Charles L. Overby
Donna M. Alvarado	Henri L. Wedell
Lucius E. Burch, III

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors Standing for Election
     The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.
     A plurality of the votes cast is sufficient to elect each director.
     The Board of Directors unanimously recommends a vote FOR each of the 12 nominees listed below.

WILLIAM F. ANDREWS	Director since 2000
Mr. Andrews, age 75, has served as a director and Chairman of our Board since August 2000. Mr. Andrews also serves as a member of our Executive Committee. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as: chairman of Katy Industries, Inc., a publicly-traded diversified manufacturing company with consumer and commercial product lines; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; a director of Trex Corporation, a publicly-traded producer of decking and railing products; a director of O’Charley’s Inc., a publicly-traded restaurant company; and chairman of SVP Holdings, Ltd. and a director of Holley Performance Products and Redaelli Tecna, SpA, all private companies. Mr. Andrews is a graduate of the University of Maryland and received an M.B.A from Seton Hall University.

JOHN D. FERGUSON	Director since 2000
Mr. Ferguson, age 61, has served as a director, our President and Chief Executive Officer and Vice-Chairman of our Board since August 2000. Mr. Ferguson also serves as the Chair of our Executive Committee. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director of the Tennessee Performing Arts Center, the Boy Scouts of America – Middle Tennessee Council, the Nashville Symphony Association and the Nashville Alliance for Public Education. Mr. Ferguson graduated from Mississippi State University in 1967.

DONNA M. ALVARADO	Director since 2003
Ms. Alvarado, age 58, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She also serves as a director and member of the audit and finance committees of CSX Corporation, a publicly-traded provider of rail and other transportation services and as a director of Park National Bank, the lead affiliate bank of Park National Corporation, a publicly-held bank holding company. In addition to her established career in the private sector, Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense, Counsel for the U.S. Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy, Staff Member of the U.S. House of Representatives Select Committee on Narcotics Abuse and Control, and Director of ACTION, the federal domestic volunteer agency, a position to which she was appointed by President Reagan. Ms. Alvarado currently serves as a Regent on the Ohio Board of Regents and is a past member of the Ohio Governor’s Commission on Higher Education and the Economy and the Ohio Governor’s Workforce Policy Board. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma, and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

LUCIUS E. BURCH, III	Director since 2000
Mr. Burch, age 65, has served as a director and member of our Audit Committee since December 2000 and also serves on our Executive Committee. Mr. Burch is the chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, a position he has held since October 1989. Mr. Burch currently serves on the boards of directors of several private companies, including Maxwell Medical, Education Networks of America, and MCT Corp. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI	Director since 2000
Mr. Correnti, age 60, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti currently serves as the chief executive officer of SeverCorr, LLC, a steel mill operator formed in 2005 through a joint venture between Severstall Group and SteelCorr, LLC, where Mr. Correnti was chairman and chief executive officer since December 2002. From December 1999 through December 2002, Mr. Correnti served as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company. Mr. Correnti also serves as a director of Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

JOHN R. HORNE	Director since 2001
Mr. Horne, age 69, has served as a director since December 2001 and is a member of our Compensation Committee. Mr. Horne served as chairman of Navistar International Corporation, a publicly-traded truck and engine manufacturer, from April 1996 to February 2004 and as Navistar’s president and chief executive officer from March 1995 to February 2003. Mr. Horne currently serves on the board of directors of Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

C. MICHAEL JACOBI	Director since 2000
Mr. Jacobi, age 65, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and President of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. Mr. Jacobi’s prior business experience includes service as Chairman of Timex Watches Limited (India), as chairman and chief executive Officer of Beepware Paging Products, L.L.C., and as president and chief executive officer and a director of Timex Corporation. He is also a member of the board of directors and chairman of the audit committee of Webster Financial Corporation, a publicly-traded banking and financial services company, and a director and audit committee member of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms and Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

THURGOOD MARSHALL, JR.	Director since 2002
Mr. Marshall, age 50, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. In his role with President Clinton, Mr. Marshall was the chief liaison between the President and the agencies of the Executive Branch. He is a board member of the United States Postal Service, the Ford Foundation, the National Fish & Wildlife Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

CHARLES L. OVERBY	Director since 2001
Mr. Overby, age 60, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. Mr. Overby is the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and two of the foundation’s affiliate organizations: The Newseum and The Diversity Institute. Mr. Overby is a former Pulitzer Price-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor, and corporate executive. He was vice president for news and communications for Gannett and served on the management committee of Gannett and USA TODAY. Mr. Overby currently serves on the boards of the Committee to Protect Journalists and the Horatio Alger Association of Distinguished Americans. Mr. Overby attended the University of Mississippi and serves on the board of the University of Mississippi Foundation.

JOHN R. PRANN, JR.	Director since 2000
Mr. Prann, age 56, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as the chief executive officer of CRL, Inc. and Profile Gear Corporation, as a member of the boards of directors of CPAC, Inc. and Dynojet Research and as a partner with the accounting firm of Deloitte & Touche and as an independent consultant to businesses. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A from the University of Chicago.

JOSEPH V. RUSSELL	Director since 1999
Mr. Russell, age 66, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the vice president of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of several private companies and associations. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL	Director since 2000
Mr. Wedell, age 65, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. Mr. Wedell’s business career also includes service as a member of the board of directors of Community Bancshares, Inc. Mr. Wedell earned an M.B.A. from the Tulane University School of Business.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2006 are described below under “Audit and Non-Audit Fees.”
     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.
     Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
     The Audit Committee of the Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.
Audit and Non-Audit Fees
     The following table presents fees for audit, audit-related, tax, and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2006 and 2005.

Fees	2006	2005
Audit Fees (1)	$948,869	$900,874
Audit-Related Fees (2)	6,484	—
Tax Fees (3)	34,365	297,469
All Other Fees (4)	1,500	1,395

Total	$991,218	$1,199,738

(1)	Audit fees for 2006 and 2005 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, assistance with filing certain registration statements with the SEC and assistance with certain financing transactions.

(2)	Audit-related fees for 2006 consisted of the issuance of an “Agreed Upon Procedures” letter to an environmental agency in connection with the development of a correctional facility.

(3)	Tax fees for 2005 include $213,513 for federal and state tax compliance, including $88,513 for assistance with tax examinations. Tax fees for 2006 and the remaining tax fees during 2005 ($34,365 and $83,956, respectively) were for services consisting primarily of state tax planning.

(4)	All other fees for 2006 and 2005 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.
Pre-Approval of Audit and Non-Audit Fees
     Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2005 and 2006, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.
     The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

PROPOSAL 3 – APPROVAL OF THE COMPANY’S 2008 STOCK INCENTIVE PLAN
     Our Board of Directors has adopted and recommends that you approve the Corrections Corporation of America 2008 Stock Incentive Plan (the “2008 Plan”). If approved by stockholders, the 2008 Plan will become effective as of January 1, 2008 and will authorize new awards in respect of an aggregate of 3,000,000 shares. As a result, this Proposal requests an increase in shares of common stock available for grants of 4.9% of our common shares outstanding as of March 1, 2007.
     The primary purpose of the 2008 Plan is to promote the interests of the Company and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its stockholders.
     Our general compensation philosophy is that long-term stock-based incentive compensation should strengthen and align the interests of our officers and employees with our stockholders, as more fully described below under the heading “Compensation Discussion and Analysis.” We believe that the utilization of stock options and, in more recent years, restricted stock awards, the core of our historical long-term stock-based incentive program, have been effective over the years in enabling us to attract and retain the talent critical to the Company. We believe that stock ownership has focused our key employees on improving our performance and has helped to create a culture that encourages employees to think and act as stockholders. Participants in our long-term incentive compensation program generally include our officers and other key employees.
     If approved by stockholders, the 2008 Plan will authorize an aggregate of 3,000,000 shares. We believe this authorization will enable us to implement our long-term stock incentive program, including our increased use of restricted shares, for the next four to five years. We believe four to five years is an appropriate cycle that will allow us to periodically review our stock compensation programs and respond to periodic evolutions in compensation and governance best practices and trends to the extent we believe such practices or trends to be in the best interests of the Company and its stockholders.
     If the 2008 Plan is not approved, we may become unable to provide long-term, stock-based incentives to present and future employees consistent with our current compensation philosophies and objectives. We believe that such a failure may adversely affect our ability to attract and retain key employees of the caliber needed for our continued success.
     Although we believe that employee stock ownership is important to incentivizing and retaining key employees and is a contributing factor in achieving corporate performance goals, we recognize that our historical long-term equity incentive program has created a certain amount of overhang. “Overhang” refers to potential stockholder dilution, expressed as a percentage, represented by outstanding employee stock awards and shares available for future grants. We use the following calculations to determine overhang:

Simple Overhang	=	Outstanding awards + Shares available for future grant
Common shares outstanding

Fully Diluted Overhang	=	Outstanding awards + Shares available for future grant
Common shares outstanding + Outstanding awards
+ Shares available for future grant

     As of March 1, 2007, we had an aggregate of approximately 3.6 million shares of common stock subject to options outstanding under all of our plans, with a weighted average exercise price of $22.80 and a weighted average term to expiration of 6.2 years. Shares underlying outstanding restricted share awards are not included in outstanding awards because they are already reflected in the number of common shares outstanding. As of March 1, 2007, there were a total of approximately 365,000 restricted shares outstanding under the Company’s Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) and approximately 121,000 restricted shares outstanding under the Company’s Amended and Restated 1997 Employee Share Incentive Plan (the “1997 Plan”). Additionally, there were approximately 20,000 shares remaining available for grant under the 2000 Plan and approximately 753,000 shares remaining available for grant under the 1997 Plan. In addition, as of March 1, 2007, there were approximately 104,000 shares remaining available for grant under the Company’s Non-Employee Directors’ Compensation Plan. As of March 1, 2007, there were a total of approximately 61.4 million shares of common stock outstanding. As a result, the additional 3.0 million shares proposed for future grant by the Company represents 4.9% of the outstanding common stock, as of March 1, 2007. Accordingly, as of March 1, 2007, our overhang was as follows:

	As of March 1, 2007
		Pro Forma (assuming
		approval of 2008 Plan)
	Actual	(1)
Simple Overhang	7.3%	12.2%
Fully Diluted Overhang	6.8%	10.9%

(1)	Pro Forma shares available for future grant are assumed to be approximately 3.9 million, which includes 3.0 million shares pursuant to the proposed 2008 Plan and approximately 0.9 million shares that were available as of March 1, 2007 for future awards under the Company’s other equity plans.
     Our annual grants under the Company’s other equity plans, collectively, as a percentage of shares outstanding (“burn rate”), has averaged approximately 1.5% of outstanding shares for the last three fiscal years (1.9% if each share representing a full value award, like restricted shares, granted during the three-year period were counted to be equal to two option shares, which the Company believes is reasonable given expected volatility when the awards were granted during the three-year period). We believe this percentage to be lower than the burn rate of our peers and generally over this period based on published Institutional Shareholder Services data for 2006. As a result of our shift in philosophy toward use of restricted shares, our anticipated burn rate for 2007 will be even lower at approximately 0.75% of outstanding shares (1.25% if each share representing a full value award, like restricted shares, either already granted or expected to be granted during 2007 were counted to be equal to three option shares, which is consistent with the share counting provisions of the 2008 Plan).
     We believe that our equity award programs and our emphasis on employee stock ownership have been critical to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is integral to our long-term performance and stockholder returns. We believe that the 2008 Plan will allow us the flexibility to implement our current long-term incentive philosophy in future years, will better align executive and stockholder interests, and will enable us to reduce the impact of stock overhang. For these reasons, we consider approval of the 2008 Plan important to our future success.
     The following is a brief summary of the principal features of the 2008 Plan, which is qualified in its entirety by reference to the 2008 Plan itself, a copy of which is attached hereto as Annex A and incorporated herein by reference.
     Shares Available for Awards under the Plan. Under the 2008 Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the 2008 Plan, the maximum aggregate number of shares of common stock with respect to which awards may be granted under the 2008 Plan is 3.0 million. Each share subject to an option shall reduce the aggregate number of Shares with respect to which awards may be granted by one share. Each share subject to a stock appreciation right (“SAR”) (whether the distribution upon redemption is made in cash, stock or a combination of the two) shall reduce the aggregate number of shares with respect to which awards may be granted by one share. Each share issued pursuant to a restricted share award, restricted share unit award, performance award or other stock-based award shall reduce the aggregate number of shares with respect to which awards may be granted by three shares. Notwithstanding the foregoing and subject to adjustment as provided in the 2008 Plan, no Participant may receive stock options or SARs under the Plan in any calendar year that, taken together, relate to more than 150,000 shares.
     If any shares covered by an award under the 2008 Plan are forfeited or if any such award otherwise terminates, expires unexercised or is cancelled, such shares shall again become shares with respect to which awards can be made under the 2008 Plan in accordance with the formula described above. Shares of common stock issued under the 2008 Plan may be either newly issued shares or shares that have been reacquired by the Company. However, (i) the gross number of shares issued pursuant to an award under the 2008 Plan and not later forfeited, terminated, expired or canceled shall be deducted from the total number of shares available for grant under the 2008 Plan and (ii) shares that are canceled, tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of withholding tax obligations, and shares that are reacquired with cash tendered in payment of the exercise price of an award, shall not be included in or added to the number of shares available for grant under the 2008 Plan. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the 2008 Plan.
     In addition, the 2008 Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, no single participant may receive options or stock appreciation rights (“SARs”) in any calendar year that, taken together, relate to more than 150,000 shares of common stock, subject to adjustment in certain circumstances.
     With certain limitations, awards made under the 2008 Plan shall be adjusted by the Compensation Committee of the Board of Directors (the “Committee”) to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2008 Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.
     Eligibility and Administration. Current and prospective officers and employees, and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the 2008 Plan. As of March 1, 2007, approximately 225 individuals were eligible to participate in the 2008 Plan. However, the Company has not at the present time determined who will receive the shares of common stock that will be authorized for issuance under the 2008 Plan or how they will be allocated. The Committee will administer the 2008 Plan, except with respect to awards to non-employee directors, for which the 2008 Plan will be administered by the Board. The Committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code and will be an independent director as defined by the listing standards of the NYSE. Subject to the terms of the 2008 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the 2008 Plan, and make all other determinations which may be necessary or desirable for the administration of the 2008 Plan.
     Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the 2008 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding 10 years. Incentive stock options that are granted to holders of more than 10% of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.
     A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.
     Payment of the option price must be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for at least six months (or such lesser period as may be permitted by the Committee) which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, or (ii) by a combination of such cash or cash equivalents and such shares; provided, however, that a participant is not entitled to tender shares pursuant to successive, substantially simultaneous exercises of any stock option of the Company. In addition, if permitted by the Committee in its sole discretion, payment may also be made in whole or in part in the form of an option to acquire shares or in the form of another award (based, in each case, on the fair market value of such option or award on the date the option is exercised, as determined by the Committee). Subject to applicable securities laws, an option may also be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes. Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares. Subject to certain exceptions for non-qualified stock options, options are generally not transferable other than by will or the laws of descent or distribution.
     Restricted Shares and Restricted Share Units. The Committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

     Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to stockholders on shares of common stock. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.
     Performance Awards. A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine.
     Performance awards are subject to certain specific terms and conditions under the 2008 Plan. Unless otherwise expressly stated in the relevant award agreement, each award granted to a Covered Officer under the 2008 Plan is intended to be performance-based compensation within the meaning of Section 162(m). Performance goals for Covered Officers (as defined in the 2008 Plan) will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) net investment income; (i) gross profit; (j) loan loss ratios; (k) stock price or total stockholder return; (l) net asset growth; (m) debt reduction; (n) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (o) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ stock and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the 2008 Plan to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Statement of Financial Accounting Standards No. 144 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
     To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all performance awards may be granted under the 2008 Plan is 150,000 and the maximum annual amount of all performance awards that are settled in cash is $2,500,000.
     Other Stock-Based Awards. The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the 2008 Plan.
     Non-Employee Director Awards. Subject to applicable legal requirements, the Board may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the 2008 Plan, including options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the 2008 Plan will be administered by the Board.
     Termination of Employment. The Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.
     Change in Control. The Committee may specify in the applicable award agreement at or after grant, or otherwise by resolution prior to a Change in Control (as defined in the plan), that all or a portion of the outstanding awards under the 2008 Plan shall vest, become immediately exercisable or payable and have all restrictions lifted upon a Change in Control.
     Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the 2008 Plan or any portion of the 2008 Plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (a) such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply or (b) if such amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the Plan. Among other things, a material revision includes (i) a material increase in the number of shares subject to the 2008 Plan; (ii) an expansion of the types of awards under the 2008 Plan; (iii) a material expansion of the class of employees, directors or other participants eligible to participate in the 2008 Plan; (iv) a material extension of the term of the 2009 Plan and (v) a material change to the method of determining option price under the 2008 Plan. A material revision does not include any revision that curtails rather than expands the scope of the Plan. Subject to certain restrictions in the 2008 Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.
     Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the 2008 Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award.
     Effective Date. The 2008 Plan shall generally be effective as of January 1, 2008, provided it has been approved by the Company’s stockholders. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant cash-based performance awards to Participants for the 2007 fiscal year in accordance with the applicable provisions of the 2008 Plan prior to January 1, 2008, subject to the approval of the 2008 Plan by the Company’s stockholders and provided that any payment for such cash-based performance awards only be made after January 1, 2008.
     Certain Federal Income Tax Consequences. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 2008 Plan.
     Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.
     If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).
     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.
     Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.
     Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.
     The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the 2008 Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2008 Plan are urged to consult a tax advisor as to the tax consequences of participation.
     The 2008 Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.
     Because awards granted under the 2008 Plan will be made at the discretion of the Committee, the benefits that will be awarded under the 2008 Plan are not currently determinable.
     The approval of the 2008 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that the total votes cast on the proposal represents more than 50% of all the securities entitled to vote on the matter.
     The Board of Directors unanimously recommends that stockholders vote FOR the Proposal to approve the Company’s 2008 Stock Incentive Plan.

PROPOSAL 4 – CHARTER AMENDMENT TO INCREASE AUTHORIZED SHARES
     Our Board of Directors has unanimously approved and directed that our stockholders consider an amendment to our charter increasing the amount of authorized shares of common stock, par value $0.01 per share, from 80,000,000 to 300,000,000. We believe that an increase in the number of authorized shares of our common stock is prudent to ensure that a sufficient number of shares of our common stock are available for issuance in the future if our Board of Directors deems it to be in our and our stockholders’ best interests. The additional authorized shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Immediately following this increase, the Company estimates that it will have approximately 235.0 million shares of common stock authorized but unissued and available for issuance.
     The remaining authorized but unissued shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with corporate financing, public or private offerings of common stock, future acquisitions, stock dividends, stock splits and the issuance or reservation of common stock pursuant to the Company’s equity plans (including the Company’s proposed 2008 Stock Incentive plan). The Board will be able to authorize the issuance of shares for these transactions without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized stock. If in a particular transaction stockholder approval were required by law, applicable stock exchanges or markets, or were otherwise deemed advisable by the Board, then the matter would be referred to the stockholders for their approval. Except as discussed in this Proxy Statement, the Company has no plans, proposals or arrangements to issue the common stock.
     The proposed charter amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments or the charter or the bylaws of the Company in effect on the date of this Proxy Statement. However, the Company’s stockholders should note that the availability of additional authorized and unissued shares of common stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of common stock could be issued by the Board to dilute the percentage of common stock owned by any stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Maryland law with respect to a merger or other business combination involving the Company. The Company, however, is not aware of any proposed attempt to take over the Company, and the Company has no present intention to use the increased authorized common stock for anti-takeover purposes.
     The text of the proposed charter amendment is attached to this Proxy Statement as Annex B. If amended, Article V of the Company’s charter would read as set forth on the following page.

* * * * *
ARTICLE V
CAPITAL STOCK
     The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shares are of a class denominated common stock, $0.01 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares of a class denominated preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all shares of all classes is $3,500,000. Four Million Three Hundred Thousand (4,300,000) shares of the Preferred Stock shall be designated as “8.0% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”). Twelve Million (12,000,000) shares of the Preferred Stock shall be designated as “Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred Stock”).”
* * * * *
     If approved by the Company’s stockholders, the charter amendment would become effective when it is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.
     Approval of the proposed charter amendment requires the affirmative vote of holders of shares entitled to cast a majority of all shares entitled to be cast on the matter.
     The Board of Directors unanimously recommends a vote FOR the approval of the amendment to the Company’s charter to increase the number of authorized shares of the Company’s common stock.

PROPOSAL 5 – PROVIDE SEMI-ANNUAL REPORTS TO STOCKHOLDERS REGARDING THE COMPANY’S POLITICAL CONTRIBUTIONS AND EXPENDITURES
Stockholder Proposal
     Sisters of Charity of the Blessed Virgin Mary, 205 W. Monroe, Suite 500, Chicago, Illinois 60606-5062, beneficial owner of at least 100 shares of our common stock, Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, beneficial owner of 200 shares of our common stock, and The Province of St. Joseph of the Capuchin Order, 1015 North 9th Street, Milwaukee, Wisconsin 53233, beneficial owner of at least 100 shares of our common stock, have given the Company notice that they intend to present the following stockholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Corporate Political Contributions and Trade Association Dues
Corrections Corporation of America – 2007
Resolved: that the shareholders of Corrections Corporation of America hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:
1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures, not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.
This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.
Supporting Statements
As long-term shareholders of Corrections Corporation, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of our Company’s shareholders.
Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions called “soft money.” They also involve payments to trade associations and related groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not disclosed. In the 2006 election cycle, Corrections

Corporation contributed at least $403,000 in soft money. (PoliticalMoneyLine: http://www.fecinfo.com/cgi-win/irs_ef_inter.exe?DoFn=&sText=1910&sYR=2006). In the 2004 election cycle, Corrections Corporation contributed at least $401,435 in soft money. (PoliticalMoneyLine: http://www.fecinfo.com/cgi-win/irs_ef_inter.exe?DoFn=&sText=1910&sYR=2004). In the 2002 election cycle, Corrections Corporation contributed at least $135,500 in soft money. (PoliticalMoneyLine: http://www.fecinfo.com/cgi-win/irs_ef_inter.exe?DoFn=&sText=1910&sYR=2002)
However, its payments to trade associations used for political activities are undisclosed and unknown. This proposal asks our Company to disclose its political contributions and payments to tax exempt organizations including trade associations.
The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to 527s and to give to tax-exempt organizations that make political expenditures and contributions.
Absent a system of accountability, corporate executives are free to use company assets for political objectives that are not shared by and may be inimical to the interests of a company and its shareholders. Relying on publicly available data does not provide a complete picture of the company’s political expenditures. Our Company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.
The Response of the Board of Directors to the Stockholder Proposal
     The Board of Directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Company or our stockholders.
     The Board believes that participating in the political process is an important means to enhance stockholder value and promote good corporate citizenship. From our perspective, it is important that federal, state and local governments have an understanding of how their actions impact the Company’s business, customers and employees as well as an understanding of the benefits of public-private partnerships and the Company’s ability to assist them in meeting their corrections needs. Consequently, we communicate with government organizations and officials about our business concerns and the services we provide. We also seek to be an effective participant in the political process by making prudent political contributions that are consistent with federal, state and local laws. We also contribute to tax-exempt organizations, some of which may make political expenditures, from time to time when we believe that doing so is in the best interests of the Company and its stockholders. When made, such contributions are not earmarked and thus may be used for non-political purposes such as research activities, charitable endeavors, education initiatives and public information campaigns.
     The Company’s ability to be active in the political process is already limited by numerous federal, state and local laws and regulations that restrict the organizations and entities that may receive corporate funding. In addition, political contributions are subject to extensive disclosure requirements by both the federal and state governments. The Company also has in place established budgeting, reporting and compliance procedures that are designed to ensure that all of the Company’s political activities are subject to the Company’s budgeting process, known and evaluated by management and in compliance with applicable laws and regulations, including laws requiring public disclosure. Such procedures and the contributions made by the Company are subject to oversight by the Board, through its Nominating and Governance Committee.
     Overall, the Board deems the Company’s political activities to be important efforts that should not be burdened by special disclosures in addition to those required by federal, state and local regulatory authorities. We also believe that the high level of disclosure that is already publicly available is sufficient to provide information to stockholders and others who are interested in the Company’s political activities, and that the Company’s current budgeting, reporting and compliance activities are sufficient to ensure accountability. Accordingly, we believe that the time and expense that would be required to implement the proposal would result in little, if any, corresponding benefit to the Company’s stockholders.
     For these reasons, the Board of Directors unanimously recommends a vote AGAINST this proposal.
     Approval of the proposal requires the affirmative vote of a majority of the votes cast on the matter.

PROPOSAL 6 – ADJOURNMENT OF THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES
     If, at the time the Company convenes the Annual Meeting, the Company anticipates that stockholders present, in person or by proxy, and intending to vote for Proposal 3 or Proposal 4 above are insufficient for approval of either proposal, a proposal will be made to adjourn the Annual Meeting to reconvene at a later date in order to permit management to solicit additional proxies. In order to allow proxies received at the time of the Annual Meeting to be voted for such an adjournment, if necessary, the Company is submitting the question of adjournment under those circumstances to the stockholders as a separate procedural matter for consideration. If a quorum is present, the vote of the holders of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting will be required to approve any such adjournment to a later date.
     If it is necessary to adjourn the Annual Meeting of Stockholders to a later date and the adjournment is until a date that is not more than 120 days following the record date, under Maryland law the Company will not be required to give any additional notice of the time and place of the adjourned meeting to stockholders other than an announcement at the Annual Meeting. The Company expects that stockholders will take final action to elect directors and to vote on Proposal 2 and Proposal 5 on the scheduled date of the Annual Meeting (May 10, 2007), regardless of whether the meeting is adjourned to a later date for further consideration of Proposal 3 and/or Proposal 4.
     The Board of Directors unanimously recommends that stockholders vote FOR the adjournment.
     Approval of a proposed adjustment would require the affirmative vote of a majority of the votes cast on the matter.

EXECUTIVE OFFICERS
Information Concerning Executive Officers Who Are Not Directors
Kenneth A. Bouldin, age 64, has served as an Executive Vice President and as our Chief Development Officer since February 2003. Prior to joining the Company, Mr. Bouldin was the president of KAB Associates, Inc., a management consulting company. Mr. Bouldin’s business experience also includes founding Econotech, an IT staffing firm, and Econocom, a business that sold and leased new and used data processing equipment, service as vice president and manager of the Federal Marketing Group of Comdisco, Inc., and service as chairman of the board of directors and president and chief operating officer of the Computer Dealers and Lessors Association, which he helped form. Mr. Bouldin also had a lengthy military career, rising to the rank of Major General and serving as a commanding general of the 125th Army Reserve Command from 1990 through 1994. Mr. Bouldin graduated cum laude from the University of Tennessee with a B.S. in Electrical Engineering.
Todd J. Mullenger, age 48, has served as an Executive Vice President and our Chief Financial Officer and Assistant Secretary since March 2007. Prior to this time, Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007 and served as the Vice President, Finance from August 2000 to January 2001. Mr. Mullenger also served as the vice president of finance of our predecessor company and affiliated operating company prior to the completion of our restructuring during the fourth quarter of 2000. Mr. Mullenger’s previous experience includes service as assistant vice president-finance of Service Merchandise Company, Inc. and as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.
Richard P. Seiter, age 58, has served as the Company’s Executive Vice President and Chief Corrections Officer since January 2005. Prior to joining the Company and since 1999, Mr. Seiter served as an associate professor in the Department of Sociology and Criminal Justice at Saint Louis University, St. Louis, Missouri. Mr. Seiter has served as a Warden with the Federal Bureau of Prisons (Federal Correctional Institution, Greenville, Illinois and Federal Prison Camp, Allenwood, Pennsylvania), as chief operating officer of Federal Prison Industries and as director of the Ohio Department of Rehabilitation and Correction. Mr. Seiter has authored two textbooks on corrections, Corrections: An Introduction (2005) and Correctional Administration: Integrating Theory and Practice (2002), both published by Prentice Hall, and has served as editor of Corrections Management Quarterly. Mr. Seiter holds a B.S. in Business Administration and a Ph.D. in Public Administration from Ohio State University.
G. A. Puryear IV, age 38, has served as an Executive Vice President and as our General Counsel and Secretary since January 2001. Mr. Puryear is a member of the board of directors of Nashville Bank and Trust, an FDIC member banking institution. His business and government experience includes service as legislative director and counsel for U.S. Senator Bill Frist, as a debate advisor to Vice President Richard B. Cheney, as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson, and private practice with Farris, Warfield & Kanaday, PLC (now Stites & Harbison, PLLC) in Nashville, Tennessee. Mr. Puryear also served as a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science and received his J.D. from the University of North Carolina.
William K. Rusak, age 61, has served as an Executive Vice President and as our Chief Human Resources Officer since July 2006. Mr. Rusak served as vice president, human resources for the U.S.

operations of BBA Fiberweb, a London-based, global textile business from April 2000 to April 2005 and as an independent consultant and adviser on human resources and alternative dispute resolution issues to a variety of companies across industries from May 2005 until joining the Company. In addition, Mr. Rusak’s experience includes leadership positions with a variety of domestic and international companies, including Dominion Textile and Firestone Tire and Rubber Company. Mr. Rusak earned a bachelor of law degree from LaSalle University in Montreal and undertook specialized training in business studies at McGill University in Montreal and the Wharton School of the University of Pennsylvania.
David M. Garfinkle, age 39, has served as our Vice President, Finance and Controller since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real Estate, Inc. and a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A of the NYSE corporate governance listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Mr. Prann, Mr. Russell and Mr. Correnti have each served as members of the Committee since the beginning of the Company’s last fiscal year, with Mr. Russell serving as the Committee’s chair.
     The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board which is reviewed at least annually by the Committee. In the first quarter of 2007, the Company amended the Committee charter to reflect the Committee’s responsibility for periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation and reviewing or issuing certain disclosures and reports for inclusion in the Company’s Annual Report on Form 10-K or annual proxy statement, in accordance with applicable rules and regulations. The charter may be viewed in full on the Company’s website, www.correctionscorp.com (under “Corporate Governance” on the Investor page).
     The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the first and second quarters. Additional information regarding Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”
     Beginning in 2000 and continuing through 2007, the Committee has engaged PricewaterhouseCoopers LLP (“PwC”) to assist it in reviewing the Company’s compensation strategies and plans. At the Committee’s request, PwC performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. PwC was selected due to its extensive experience in providing compensation consulting services and the fact that the Committee believed PwC was independent of conflicts with either Board members or Company management. At the request of the Committee, PwC analyzed and compared the compensation of the Company’s senior management to a peer group composed of the following 17 management services companies:

•	ABM Industries Incorporated
•	Alliance Data Systems Corporation
•	Bright Horizons Family Solutions, Inc.
•	CDI Corp.
•	Ceridian Corporation
•	ChoicePoint Inc.
•	Convergys Corporation
•	Harte-Hanks, Inc.
•	Iron Mountain Incorporated
•	Meristar Hospitality Corporation
•	MPS Group, Inc.
•	Paychex, Inc.
•	Quanta Services, Inc.
•	Rollins, Inc.
•	Stewart Enterprises, Inc.
•	Trammell Crow Company
•	Viad Corp

These companies were selected as peers for compensation comparison purposes because of their similarity to the Company in terms of size (revenues, market capitalization, number of employees, and/or operating income), their business services classification and the existence of publicly available data. The peer group does not include other companies in the corrections services industry because public corrections services companies are all significantly smaller than the Company. The study reviewed the competitive pay practices of the peer companies, primarily using publicly available 2005 proxy statement data. As discussed below, the Committee considered the results of this study, among other things, when establishing total compensation targets for 2006 and 2007. The Committee also retained PwC to make independent recommendations regarding non-employee director compensation for 2006 and 2007. For more information regarding director compensation, see “Director Compensation,” beginning on page 60 of this Proxy Statement.
     The Committee also solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each of the Company’s Executive Vice Presidents, given his insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each Executive Vice President, including the Named Executive Officers. The Chief Executive Officer also provides his recommendations on any compensation adjustments for each Executive Vice President. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee meets in executive session to discuss and approve any compensation adjustments for each Executive Vice President, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary.
     The process is similar for determining any compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets in executive session to discuss and approve any compensation adjustment, based on the competitive compensation analysis, its assessment of the Chief Executive Officer’s performance, the Company’s performance and the location in the salary range of the Chief Executive Officer’s current salary.
     Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Accordingly, the Committee seeks to develop compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•	Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that, in the view of the Committee, are aligned with growth in stockholder value.

•	Leveraged: Pay-performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

•	Stockholder-aligned: Equity incentives should be used to align the interests of our executive officers with those of our stockholders, consistent with honoring the Company’s commitments to stockholders concerning annual award levels.

•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies, and the relationship of compensation levels from one executive to another.
     It is the Committee’s goal to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance, as well as upon his or her individual performance. The Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with median salary levels in an appropriate peer group; (ii) annual variable performance awards payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between executive officers and our stockholders.
     Compensation Programs for 2006. In 2005, the Committee engaged PwC to assist it in a comprehensive review of the Company’s existing compensation strategies and plans and to conduct an in-depth executive compensation market analysis, with an emphasis on base salary, cash incentive plan compensation and long-term equity compensation. In early 2006, the Committee engaged PwC to conduct an update of the study. In determining total compensation for 2006, the Committee relied on the results of the updated market survey taken together with its subjective assessment of the performance, responsibilities, expectations and experience of each executive officer with the assistance of PwC and management as described above.
     Total Compensation Targets. Based on the updated market analysis performed by PwC, internal pay equity considerations and a consideration of our compensation objectives and philosophies, in particular an emphasis on performance and equity as key drivers for executive compensation, an executive compensation structure (including targets for total compensation and compensation mix) was developed by the Committee in consultation with PwC to be as set forth in the table below. The structure was used as a guideline by the Committee and does not necessarily reflect actual compensation for 2006, which is discussed in detail below and presented in the Summary Compensation Table on page 45 of this Proxy Statement.

		Total
		Compensation
		Target, Assuming
		Achievement of	Base	Cash Incentive Plan	Equity
Name	Title	Performance Targets ($)	Salary (%)	Compensation (%)	Award (%)
John D. Ferguson	President and Chief Executive Officer	$2,927,000	21%	16%	63%
Irving E. Lingo, Jr.(1)	Executive Vice President, Chief Financial Officer and Assistant Secretary	$1,306,000	24%	18%	58%
Kenneth A. Bouldin	Executive Vice President and Chief Development Officer	$1,306,000	24%	18%	58%
Richard P. Seiter	Executive Vice President and Chief Corrections Officer	$1,306,000	24%	18%	58%
G.A. Puryear IV	Executive Vice President, General Counsel and Secretary	$1,050,000	25%	18%	57%

(1)	Effective March 16, 2007, Mr. Lingo stepped down from his position as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company.
     The specific analysis regarding the components of total executive compensation for 2006, including our philosophy on how certain elements of total direct compensation should compare to our peer companies, are described in detail below. The primary components of the 2006 program were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock with performance-based vesting.
     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent financial performance. As part of the PwC study discussed above, the Committee determined that base salary generally should be set at the 50th percentile of the Company’s peer group with the potential for total compensation (which includes incentive cash and equity compensation, discussed below) to equal or exceed the 75th percentile of the peer group based on the achievement of performance targets set by the Committee that are generally consistent with the 75th percentile of peer company performance. Taking all of these factors into account, the Committee approved base salaries for our Named Executive Officers in the following amounts:

Name	2006 Base Salary(1)	2005 Base Salary	Percentage Increase
John D. Ferguson	$700,000	$683,100	2.47%
Irving E. Lingo, Jr.	$353,550	$341,550	3.51%
Kenneth A. Bouldin	$310,500	$300,000	3.50%
Richard P. Seiter	$290,000	$270,000	7.41%
G. A. Puryear IV	$240,000	$230,000	4.35%

(1)	Effective April 1, 2006.
Given the positive assessment the Committee made of each Named Executive Officer’s individual performance in 2005, the salary increases for Messrs. Ferguson, Lingo and Bouldin were designed to keep their salaries at generally the same position in the 2006 salary structure as in the 2005 structure, while the salary increases for Messrs. Seiter and Puryear were designed to elevate their salaries more closely to the middle of the appropriate range in the 2006 salary structure.
     Cash Incentive Plan Compensation. In addition to base salary, cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which performance targets set in advance by the Committee are met. In early 2005, as part of its comprehensive analysis of executive compensation and with the assistance of PwC, the Committee established a multi-year set of performance targets which would serve as the basis for determining executive officers’ cash incentive plan compensation as well as whether performance-based restricted shares would vest. For the 2006 Cash Incentive Plan, the Committee established performance objectives that would reward senior management for significant growth in earnings per share (“EPS”). The Committee chose EPS as the measure because it believes there is a strong relationship between EPS growth and growth in stockholder value. The plan was structured to provide incremental increases in bonus (as a percentage of base salary) starting from a baseline EPS level (no bonus), through a significant target EPS level (75% of base salary), and up to a superior EPS level (a maximum of 150% of base salary). The EPS levels were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. As a result, the target EPS level was consistent with the 75th percentile multi-year EPS growth rate for the peer group, which in the Committee’s view was a challenging performance target. The EPS figure used for bonus calculation purposes (“bonus EPS”) may, as applicable and as determined by the Committee, exclude limited non-operating events outside the ordinary course, such as charges incurred for financing transactions approved by the Board, to ensure that bonus EPS reflects an accurate comparison with the baseline EPS and that incentive cash bonuses accurately reflect the extent to which the Company achieved the performance objectives set by the Committee. However, no such adjustments were made to our reported EPS for 2006. Based on EPS of $1.71 for 2006, the following cash incentive plan compensation was awarded to our Named Executive Officers in February 2007: John D. Ferguson ($1,043,174); Irving E. Lingo, Jr. ($525,479); Kenneth A. Bouldin ($461,510); Richard P. Seiter ($426,923); and G.A. Puryear IV ($355,962). Such amounts represented approximately 150% of each Named Executive Officer’s base salary earned during 2006.
     Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen and align the interests of our executive officers with our stockholders. Based on the PwC market analysis discussed above and the Company’s compensation philosophies, the Committee has determined that a compensation strategy utilizing a mix of stock options with time-based vesting and restricted stock with performance-based vesting is in the best interest of stockholders. The Committee believes this strategy allows it to set optimal combinations of time- and performance-based vesting and annual and long-term performance goals. The Committee also believes this approach will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.
     Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2006 for the Company’s Named Executive Officers were consistent with the market-based 2006 compensation structure prepared with the advice of PwC and approved by the Committee. The intent was to deliver equity incentive awards that, when combined with base salaries and annual incentive targets, would result in total compensation levels that were approximately consistent with the competitive 75th percentile, with performance targets for both the annual incentive plan and the restricted stock awards set at competitive 75th percentile EPS growth rates. The Committee decided to deliver 50% of the equity award value in stock options and 50% in restricted stock with performance-based vesting, consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives.

     The Committee typically approves these awards at its first quarter committee meeting, usually scheduled for February. Awards are granted on the date of the Committee meeting. The Committee may also approve additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. During February 2006, non-qualified options for the purchase of the Company’s common stock and restricted shares of the Company’s common stock were granted to our Named Executive Officers, pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”), as follows:

			Number of Performance-
	Shares Subject to Time-Based		Based Vesting Restricted
Name	Vesting Option Grant	Exercise Price (1)	Shares
John D. Ferguson	64,500	$28.54	23,400
Irving E. Lingo, Jr. (2)	32,250	$28.54	11,700
Kenneth A. Bouldin	32,250	$28.54	11,700
Richard P. Seiter	32,250	$28.54	11,700
G. A. Puryear IV	26,550	$28.54	9,637

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.
     The nonqualified options are subject to the terms of the 2000 Plan and the individual award agreements. The options vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2000 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NYSE on the date preceding the grant date. The aggregate grant date fair value of each option award (computed in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R) is as follows: John D. Ferguson ($648,870); Irving E. Lingo, Jr. ($324,435); Kenneth A. Bouldin ($324,435); Richard P. Seiter ($324,435); and G.A. Puryear IV ($267,093).
     Restricted Stock awards vest over time and are based upon achieving EPS performance objectives established by the Committee (achievable in increments or in the aggregate over a three-year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. As with the EPS targets for the annual incentive plan, the EPS levels for vesting of restricted stock awards were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as information on general industry. In its discretion, the Committee may adjust EPS targets for restricted stock vesting purposes in the same manner as it does when calculating bonus EPS (discussed above). The shares of restricted stock are subject to vesting in one-third (1/3) increments over three years in accordance with annual and cumulative performance targets. No more than one third (1/3) of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period. Thus, for example, if the year 1 target is not met, the first one-third (1/3) of shares will not vest at the end of year 1; however, such shares may vest along with the second one-third (1/3) of shares if the cumulative target for year 2 is met. Notwithstanding the foregoing, the shares of restricted stock will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2000 Plan). The restricted stock awards are subject to the terms of the 2000 Plan, including the performance-based criteria set forth therein, and the individual award agreements. The dollar value of the grants of restricted stock, based on the fair market value of the Company’s common stock on the date of the grant, is as follows: John D. Ferguson ($667,836); Irving E. Lingo, Jr. ($333,918); Kenneth A. Bouldin ($333,918); Richard P. Seiter ($333,918); and G.A. Puryear IV ($275,040). As referenced above, Mr. Lingo forfeited all of his unvested shares of restricted stock in connection with stepping down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company.
     Retirement Plans. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. The matching contributions are made in cash and vest over a five-year period. None of the Named Executive Officers participated in such plan during 2006. The Company also has a nonqualified deferred compensation plan covering our executive officers and key employees who elect not to participate in our qualified 401(k) Plan. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. Any compensation deferred and matching contributions, if any, earn a return determined based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while each matching contribution and earnings on those amounts historically have vested over a three-year period. Based on amendments to the deferred compensation plan authorized in January 2005, matching contributions after January 2005 vest in the same manner as matching contributions under the 401(k) Plan, as described above. Participants generally may make an up front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the Named Executive Officers, are subject to a six month waiting period). Messrs. Ferguson, Lingo, Bouldin and Seiter each participated in the Company’s executive nonqualified deferred compensation plan during 2006, with respect to whom the Company matched contributions in the amounts of $68,659, $34,459, $30,037 and $27,730, respectively.
     Severance and Change of Control Benefits. We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. While the Committee will receive this information as part of its annual review of total executive compensation (including contingent compensation), the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. The Committee generally assesses these payouts only in light of their reasonableness during negotiations with a newly hired executive. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 53 of this Proxy Statement.
     Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with such payments. No such relocation and tax gross up payments were made to the Named Executive Officers during 2006. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance. Pursuant to their employment agreements, the Named Executive Officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company.
     Compensation Decisions for 2007. In February 2007, the Committee established criteria for cash incentive plan compensation and restricted stock vesting consistent with the multi-year performance targets identified in early 2005. Given the Company’s level of performance in 2005 and 2006, the Committee currently believes that each of the Named Executive Officers will achieve their maximum bonus payout for 2007 performance (except for Mr. Lingo, who is no longer eligible for the bonus as a result of stepping down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company) and that such a payout would be appropriate given the efforts of these Named Executive Officers in achieving the multi-year performance targets identified in early 2005. In making this decision, the Committee considered the levels of growth specified in the multi-year performance targets and the extent to which the Company’s performance had substantially exceeded those targets during 2005 and 2006. The Committee believed that, notwithstanding the likelihood that the Named Executive Officers (except for Mr. Lingo) will achieve their maximum bonus payment for 2007, the interests of the Named Executive Officers are appropriately aligned with stockholders given the significant equity component of their compensation as well as the implementation of the Company’s Stock Ownership Guidelines for the Named Executive Officers, which will require them to utilize assets to accumulate holdings in the Company’s common stock over the next five years. Finally, the Committee decided that fundamental principles of fairness weighed in favor of maintaining the performance criteria in accordance with the multi-year performance targets identified in early 2005. The Committee anticipates that it will undertake a comprehensive review of performance targets in considering its compensation programs for Named Executive Officers late in 2007 and early in 2008.
     During February 2007, the Committee also made awards of stock options and performance-based restricted stock to Named Executive Officers consistent with the philosophy described herein with respect to awards made during 2006. The Committee expects to review base salaries of the Named Executive Officers (except for Mr. Lingo) with any changes to be made effective July 1, 2007.
     The table below summarizes the current base salary levels and 2007 equity incentive grants for the Named Executive Officers.

				Performance-Based
		Time-Based Vesting	Exercise	Vesting Restricted
Name	Base Salary	Option Grant	Price (1)	Shares (2)
John D. Ferguson	$700,000	37,752	$53.06	13,101
Irving E. Lingo, Jr. (3)	$353,550	18,876	$53.06	6,552
Kenneth A. Bouldin	$310,500	18,876	$53.06	6,552
Richard P. Seiter	$290,000	18,876	$53.06	6,552
G. A. Puryear IV	$240,000	15,618	$53.06	5,421

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	The shares of restricted stock are subject to vesting over a three-year period upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2007, 2008, and 2009 as established by the

Committee. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period and are subject to accelerated vesting upon certain events (death, disability or certain “change in control” events).

(3)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.
     Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2006 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. In accordance with that objective, the 2007 cash incentive plan compensation payable to executive officers who may be subject to Section 162(m) on achievement of 2007 criteria will be made pursuant to Section 8 and 11 of the Company’s 2008 Stock Incentive Plan (the “2008 Plan”), which will require approval of the 2008 Plan by the Company’s stockholders prior to any such payment. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair	John R. Horne
John D. Correnti	John R. Prann, Jr.

Summary Compensation Table
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2006 to (i) John D. Ferguson, our principal executive officer, (ii) Irving E. Lingo, Jr., our former principal financial officer, and (iii) our other three most highly compensated executive officers who were serving as of December 31, 2006 (collectively, the “Named Executive Officers”).

							Change in
						Non-Equity	Nonqualified
				Restricted	Option	Incentive Plan	Deferred
Name and Principal				Stock	Awards	Compensation	Compensation	All Other
Position	Year	Salary	Bonus	Awards (1)	(2)	(3)	Earnings (4)	Comp. (5)	Total
John D. Ferguson President, Chief Executive Officer, and Vice-Chairman of the Board	2006	$695,449	—	$483,122	$189,254	$1,043,174	$12,429	$70,587	$2,494,015

Irving E. Lingo, Jr. Executive Vice President, Chief Financial Officer, and Assistant Secretary (6)	2006	$350,319	—	$204,372	$94,627	$525,479	$4,586	$35,824	$1,215,207

Kenneth A. Bouldin Executive Vice President and Chief Development Officer	2006	$307,673	—	$260,172	$94,627	$461,510	$2,385	$31,237	$1,157,604

Richard P. Seiter Executive Vice President and Chief Corrections Officer	2006	$284,615	—	$315,972	$94,627	$426,923	$1,405	$28,844	$1,152,386

G. A. Puryear IV Executive Vice President, General Counsel, and Secretary	2006	$237,308	—	$168,164	$77,902	$355,962	—	$929	$840,265

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2007. All grants of restricted stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. During 2006, there were no forfeitures of restricted stock awards related to service-based vesting conditions for the Named Executive Officers.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R.

Assumptions used in the calculation of these amounts are described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2007. All grants of options to purchase the Company’s common stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. During 2006, there were no forfeitures of option awards related to service-based vesting conditions for the Named Executive Officers.

(3)	The amounts shown in this column reflect cash incentive plan compensation earned by each of the Named Executive Officers pursuant to the Company’s 2006 Cash Incentive Plan, which is discussed in further detail on page 39 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	The amounts shown in this column represent above-market earnings during 2006 on amounts each of the Named Executive Officers (with the exception of Mr. Puryear) have chosen to defer pursuant to the Company’s Executive Deferred Compensation Plan, which is more fully described under the heading “Nonqualified Deferred Compensation,” as of December 31, 2006.

(5)	The amounts shown in this column reflect the following:
•	Matching contributions allocated by the Company to the following Named Executive Officers pursuant to the Company’s Executive Deferred Compensation Plan: Mr Ferguson ($68,659); Mr. Lingo ($34,459); Mr. Bouldin ($30,037); and Mr. Seiter ($27,730).

•	Payment by the Company of life insurance premiums on behalf of each of the Named Executive Officers.

(6)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

Grants of Plan-Based Awards in 2006
     The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2006.

		Estimated Possible Payouts Under Non-			Estimated Future Payouts Under			All
		Equity Incentive Plan			Equity Incentive Plan Awards (2)			Other	All Other
		Awards (1)						Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
								of Shares	Securities	Price of	of Stock and
								of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (3)	($/sh) (4)	($)
John D. Ferguson	2/15/2006	—	—	—	11,700	17,550	23,400	—	—	—	$667,836
	2/15/2006	—	—	—	—	—	—	—	64,500	$28.54	$648,870
	N/A	$27,470	$521,587	$1,043,174	—	—	—	—	—	—	N/A

Irving E. Lingo, Jr. (5)	2/15/2006	—	—	—	5,850	8,775	11,700	—	—	—	$333,918
	2/15/2006	—	—	—	—	—	—	—	32,250	$28.54	$324,435
	N/A	$13,838	$262,739	$525,479	—	—	—	—	—	—	N/A

Kenneth A. Bouldin	2/15/2006	—	—	—	5,850	8,775	11,700	—	—	—	$333,918
	2/15/2006	—	—	—	—	—	—	—	32,250	$28.54	$324,435
	N/A	$12,153	$230,755	$461,510	—	—	—	—	—	—	N/A

Richard P. Seiter	2/15/2006	—	—	—	5,850	8,775	11,700	—	—	—	$333,918
	2/15/2006	—	—	—	—	—	—	—	32,250	$28.54	$324,435
	N/A	$11,242	$213,461	$426,923	—	—	—	—	—	—	N/A

G. A. Puryear IV	2/15/2006	—	—	—	4,819	7,228	9,637	—	—	—	$275,040
	2/15/2006	—	—	—	—	—	—	—	26,550	$28.54	$267,093
	N/A	$9,374	$177,981	$355,962	—	—	—	—	—	—	N/A

(1)	The amounts shown in these columns reflect the threshold (3.95% of base salary), target (75% of base salary) and maximum (150% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2006 pursuant to the Company’s 2006 Cash Incentive Plan, which is discussed in further detail on page 39 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.

(2)	The amounts shown in these columns reflect an incremental vesting from 50% to 100% of the award (target of 75% of the award) for restricted stock awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2006 pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, which is discussed in further detail beginning on page 39 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	The amounts in this column represent option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2006 pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan. Each of the options vest one-third each year, beginning on the first anniversary of the grant date.

(4)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing market price on the date immediately prior to the grant date.

(5)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.
Employment Agreements
     John D. Ferguson. We have an employment agreement with John D. Ferguson that expires on December 31, 2007 and is subject to automatic one-year renewals unless the Company or Mr. Ferguson provides notice of non-renewal at least 60 days in advance of expiration of the prior term. The agreement provides for an annual salary, as well as customary benefits, including life and health insurance. Compensation payable under the employment agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on Mr. Ferguson’s personal performance and the performance of the Company.
     Pursuant to Mr. Ferguson’s employment agreement, if Mr. Ferguson dies, becomes disabled, is terminated by us “without cause” or resigns for “good reason” (as such terms are defined in the agreement), we are generally required to pay him a cash severance equal to two times his current base salary and a pro rata bonus (assuming performance targets are met) for the year in which the termination of employment occurs and to provide him with continued insurance coverage for a two year period. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Ferguson is entitled to receive 2.99 times his current base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
     Kenneth A. Bouldin, G.A. Puryear IV and Richard P. Seiter. The Company has employment agreements with Kenneth A. Bouldin, G.A. Puryear IV and Richard P. Seiter that expire on December 31, 2007 and are subject to up to three automatic one-year renewals unless the Company or executive provide notice of non-renewal at least 60 days in advance of the expiration of a prior term. Each of these agreements provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.
     Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
     Irving E. Lingo, Jr. The Company also has an employment agreement with Irving E. Lingo, Jr., which, prior to stepping down as Executive Vice President, Chief Financial Officer and Assistant

Secretary of the Company, contained generally the same terms and conditions as the Company’s employment agreements with Messrs. Bouldin, Puryear and Seiter. Potential severance and change in control benefits discussed with respect to Mr. Lingo under the heading “Potential Payments Upon Termination or Change in Control” in this Proxy Statement are based on our employment agreement with Mr. Lingo in effect as of December 31, 2006, in accordance with SEC rules. Effective March 16, 2007, Mr. Lingo’s employment agreement was amended to provide that (1) Mr. Lingo will continue to serve as a non-executive employee of the Company until March 17, 2008, at which time his employment with the Company will terminate, (2) Mr. Lingo will continue to receive his current base salary and customary benefits, including life and health insurance, for the term of the employment agreement, but he will not be entitled to participate in any of the Company’s bonus plans for the 2007 or 2008 fiscal year, and (3) Mr. Lingo is no longer entitled to receive severance or other benefits as a result of a termination “without cause” or a change of control.
Compensation Programs for 2006
     As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of the Company’s 2006 compensation programs were cash compensation, consisting of a mix of (1) base salary, (2) cash incentive plan compensation and (3) equity incentive compensation, consisting of stock options with time-based vesting and restricted stock with performance-based vesting. For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested, and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2006.

	Option Awards					Stock Awards
			Equity
			Incentive					Equity Incentive	Equity Incentive
			Plan Awards:				Market	Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Value of	Number of	Market or Payout
	Securities	Securities	Securities			Shares or	Shares or	Unearned	Value of
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Units or Other
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Rights That Have
Name	Exercisable	Unexercisable (1)(2)	Options (#)	Price ($)	Date	Vested (#)	Vested (#)	Vested (#) (2)(3)	Not Vested ($)
John D. Ferguson	188,310	—	—	$19.91	8/04/2010	—	—	40,500	$1,831,815
	73,632	—	—	$5.83	5/22/2011	—	—	—	—
	185,452	—	—	$11.39	2/14/2012	—	—	—	—
	139,089	—	—	$11.16	2/12/2013	—	—	—	—
	139,089	—	—	$19.97	2/17/2014	—	—	—	—
	67,500	—	—	$26.11	2/16/2015	—	—	—	—
	—	64,500	—	$28.54	2/15/2016	—	—	—	—

Irving E. Lingo, Jr. (4)	15,862	—	—	$5.83	5/22/2011	—	—	20,250	$915,908
	102,345	—	—	$11.39	2/14/2012	—	—	—	—
	76,759	—	—	$11.16	2/12/2013	—	—	—	—
	76,759	—	—	$19.97	2/17/2014	—	—	—	—
	33,750	—	—	$26.11	2/16/2015	—	—	—	—
	—	32,250	—	$28.54	2/15/2016	—	—	—	—

Kenneth A. Bouldin	75,000	—	—	$19.97	2/17/2014	—	—	20,250	$915,908
	33,750	—	—	$26.11	2/16/2015	—	—	—	—
	—	32,250	—	$28.54	2/15/2016	—	—	—	—

Richard P. Seiter	67,500	—	—	$26.11	2/16/2015	—	—	28,800	$1,302,624
	—	32,250	—	$28.54	2/15/2016	—	—	—	—

G. A. Puryear IV	50,307	—	—	$5.83	5/22/2011	—	—	16,668	$753,894
	51,172	—	—	$11.39	2/14/2012	—	—	—	—
	38,379	—	—	$11.16	2/12/2013	—	—	—	—
	38,379	—	—	$19.97	2/17/2014	—	—	—	—
	27,750	—	—	$26.11	2/16/2015	—	—	—	—
	—	26,550	—	$28.54	2/15/2016	—	—	—	—

(1)	All options vest in equal one-third increments over the first three years of the 10-year option term.
(2)	As previously announced on December 9, 2005, the Board, through the Compensation Committee, accelerated the vesting of all outstanding and unvested options previously awarded to our employees effective December 30, 2005. However, in order to prevent unintended benefits to our executive officers and other employees, resale restrictions were imposed on shares obtained through the accelerated vesting process, which restrictions prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of (i) the original vesting date of the option or (ii) the individual’s termination of employment. Accordingly, although such shares are exercisable, the following numbers of shares were subject to resale restrictions at December 31, 2006, with respect to the Named Executive Officers:

Shares Subject to
Name	Resale Restrictions
John D. Ferguson	91,363
Irving E. Lingo, Jr.	48,086
Kenneth A. Bouldin	47,500
Richard P. Seiter	45,000
G. A. Puryear IV	31,293

(3)	Restricted stock awards vest over time and are based upon achieving EPS performance objectives established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. For further discussion of the vesting of restricted stock awards, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.
Option Exercises and Stock Vested in 2006
     The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2006 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
John D. Ferguson	774,930	$20,788,470	8,550	$240,540
Irving E. Lingo, Jr. (1)	165,000	$5,599,058	4,275	$120,270
Kenneth A. Bouldin	62,500	$1,705,716	4,275	$120,270
Richard P. Seiter	—	—	8,550	$240,540
G. A. Puryear IV	45,000	$1,701,581	3,514	$98,875

(1)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

Nonqualified Deferred Compensation in 2006
     The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2006.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings in	Distributions in	Aggregate Balance
Name	2006	2006	2006	2006	at 12/31/2006
John D. Ferguson	$137,318	$68,659	$53,574	—	$843,640
Irving E. Lingo, Jr.	$34,459	$34,459	$19,767	—	$308,764
Kenneth A. Bouldin	$88,612	$30,037	$10,282	—	$184,880
Richard P. Seiter	$41,961	$27,730	$6,057	—	$115,581
G. A. Puryear IV	—	—	—	—	—
     During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the Named Executive Officers, that elect not to participate in the Company’s 401(k) Plan (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Vesting provisions of the Plan were amended effective January 1, 2005 to conform with the vesting provisions of the Company’s 401(k) Plan for all matching contributions beginning in 2005. Distributions are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.
     During 2006, the Company provided a fixed return of 7.5% to participants in the Executive Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain participating executives, including each of the Named Executive Officers other than Messrs. Bouldin and Seiter, which are intended to fund distributions from the Executive Deferred Compensation Plan. The Company is the sole beneficiary of such policies. At the inception of the Executive Deferred Compensation Plan, the Company established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control
     The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2006 (including with respect to Mr. Lingo), and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
     Payments Made Upon Voluntary or For Cause Termination. In the event that a Named Executive Officer voluntarily terminates his employment with the Company or is terminated for “cause,” he would be entitled to receive any earned, but unpaid base salary as well as amounts contributed and earned pursuant to the terms of the Executive Deferred Compensation Plan. As is generally the case with other salaried employees, the Named Executive Officer may also choose to elect COBRA continuation health care coverage. However, the Named Executive Officer is solely responsible for the payment of any associated premiums.
     Payments Made Upon Retirement. In the event of retirement (generally after attaining age 62), a Named Executive Officer would generally be entitled to receive those benefits described above. In addition, their vested options would become non-forfeitable for a period of time ranging from one year from the date of retirement to the remaining portion of their stated term, depending on the terms of the applicable award agreements (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options). As is the case with voluntary or for cause terminations, unvested options and unvested shares of restricted stock are generally forfeited upon termination.
     Payments Made Upon Death or Disability. In the event of the death or disability of the Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination” above, the Named Executive Officer (or the Named Executive Officer’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Named Executive Officer) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans that the Company’s other salaried employees, in general, are permitted to participate in), as applicable. Additionally, Mr. Ferguson (or Mr. Ferguson’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Mr. Ferguson) is entitled to receive an amount equal to Mr. Ferguson’s base salary then in effect in the event of a termination of employment as a result of his death or disability as well as a pro rata bonus (assuming performance targets are met) for the year in which the death or disability occurs.
     In the event of the death or disability of a Named Executive Officer (1) all of such Named Executive Officer’s restricted stock will become immediately vested and non-forfeitable and (2) all of such Named Executive Officer’s unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and the Named Executive Officer (or his estate or other persons who have acquired their rights to exercise by bequest or inheritance or otherwise by reason of death or disability) will be able to exercise his options until the expiration of their stated term, as set forth in the applicable award agreements.
     Payments Made Upon a Termination Without Cause or For Good Reason. In addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination,” each of the employment agreements with our Named Executive Officers (excluding Mr. Lingo’s current employment agreement) generally provides for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or, in the case of Mr. Ferguson, if his employment agreement is not renewed by either himself or the Company upon the expiration of a renewal term or if he resigns for “good reason.” The definition of “cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements. With respect to Mr. Ferguson, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation or relocation requirements.
     In the event that Mr. Ferguson’s severance rights are triggered pursuant to the terms of his employment agreement, we are generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of employment, as well certain accrued rights, if any, which include prorated bonus compensation (assuming performance targets are met) and accrued but unpaid salary. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. In accordance with our employment agreements with Mr. Bouldin, Mr. Puryear and Mr. Seiter, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements. As previously discussed, prior to stepping down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, Mr. Lingo’s employment agreement contained a similar severance provision. However, this provision was removed from Mr. Lingo’s employment agreement pursuant to an amendment that became effective on March 16, 2007.

     Payments Made in Connection with a Change in Control. Apart from the right to receive severance payments under the circumstances discussed above, each of our Named Executive Officer’s employment agreements (excluding Mr. Lingo’s current employment agreement) also provides the Named Executive Officer with the right to receive certain payments and enhanced benefits in the event his employment with the Company is terminated, whether by resignation or otherwise, in connection with a “change in control” of the Company. Under such circumstances, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. Pursuant to each of our employment agreements with Mr. Bouldin, Mr. Puryear and Mr. Seiter, in the event of a termination in connection with a change of control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments, and the executive will continue to be covered under existing life, medical, disability, and health insurance plans for a period of one year. In addition, each of our Named Executive Officers (excluding Mr. Lingo) will receive additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code. All severance payments are made upfront at the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive. As previously discussed, prior to his stepping down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, Mr. Lingo’s employment agreement contained a similar change of control provision. However, this provision was removed from Mr. Lingo’s employment agreement pursuant to an amendment that became effective on March 16, 2007.
     In addition, our 1995 Stock Incentive Plan and our Amended and Restated 1997 Employee Share Incentive Plan each provide that upon a “change-in-control” or “potential change-in-control,” as defined in the plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change-in-control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change-in-control” event. Under our Amended and Restated 2000 Stock Incentive Plan and proposed 2008 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right, or restricted stock award will be accelerated upon a “change in control,” as defined in the plan.

John D. Ferguson
     The following table shows the potential payments upon termination or a change of control of the Company for John D. Ferguson, the Company’s President and Chief Executive Officer.

			Involuntary
			Termination
			Without
			Cause or		Termination
			Termination		upon a
	Voluntary		for Good	For Cause	Change in
Executive Benefits and	Termination	Retirement	Reason	Termination	Control	Disability	Death
Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2006	12/31/06	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Non-equity Incentive Compensation	—	—	$1,043,174	—	$1,043,174	$1,043,174	$1,043,174
Executive Deferred Compensation Plan (1)	—	$21,939	—	—	$21,939	$21,939	$21,939
Accelerated Vesting of Options (2)	—	—	—	—	$1,076,505	$1,076,505	$1,076,505
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$1,831,815	$1,831,815	$1,831,815
Cash Severance	—	—	$1,400,000 (3)	—	$2,093,000 (4)	$700,000 (5)	$700,000 (5)
Continuation of Insurance Benefits (6)	—	—	$22,158	—	$22,158	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—

(1)	Amounts reflect the accelerated vesting of investment earnings and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change of control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($45.23 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to two times current base salary, to be paid out on a monthly basis for a period of two years from the termination date.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amount equal to current base salary, to be paid out over a one-year period to the executive or the executive’s estate, as applicable.

(6)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the premiums in effect on such date.

Irving E. Lingo, Jr.
     The following table shows the potential payments upon termination or change in control of the Company for Irving E. Lingo, Jr., the Company’s former Executive Vice President, Chief Financial Officer and Assistant Secretary, based on Mr. Lingo’s employment agreement in effect as of December 31, 2006. Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and entered into an amendment to his employment agreement pursuant to which Mr. Lingo agreed to remain employed by the Company until March 17, 2008. Pursuant to the terms of the amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), among other things, Mr. Lingo is no longer entitled to receive severance or other benefits as a result of a termination without “cause” or a change of control.

					Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
Executive Benefits and	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2006	12/31/06	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan (1)	—	$11,404	—	—	$11,404	$11,404	$11,404
Accelerated Vesting of Options (2)	—	—	—	—	$538,253	$538,253	$538,253
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$915,908	$915,908	$915,908
Cash Severance	—	—	$353,550 (3)	—	$1,057,115 (4)	—	—
Continuation of Insurance Benefits (5)	—	—	—	—	$12,556	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—

(1)	Amounts reflect the accelerated vesting of investment earnings and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change of control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($45.23 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one times current base salary, which, from December 31, 2006 through March 13, 2007, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2006, and on March 14, 2007, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the premiums in effect on such date.
Kenneth A. Bouldin
     The following table shows the potential payments upon termination or a change of control of the Company for Kenneth A. Bouldin, the Company’s Executive Vice President and Chief Development Officer.

					Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
Executive Benefits and	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2006	12/31/06	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan (1)	—	$11,646	—	—	$11,646	$11,646	$11,646
Accelerated Vesting of Options (2)	—	—	—	—	$538,253	$538,253	$538,253
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$915,908	$915,908	$915,908
Cash Severance	—	—	$310,500 (3)	—	$928,395 (4)	—	—
Continuation of Insurance Benefits (5)	—	—	—	—	$10,233	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—

(1)	Amounts reflect the accelerated vesting of investment earnings and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change of control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($45.23 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one times current base salary, which, from December 31, 2006 through March 13, 2007, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2006, and on March 14, 2007, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the premiums in effect on such date.
Richard P. Seiter
     The following table shows the potential payments upon termination or a change of control of the Company for Richard P. Seiter, the Company’s Executive Vice President and Chief Corrections Officer.

					Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
Executive Benefits and	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2006	12/31/06	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan (1)	—	$35,414	—	—	$35,414	$35,414	$35,414
Accelerated Vesting of Options (2)	—	—	—	—	$538,253	$538,253	$538,253
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$1,302,624	$1,302,624	$1,302,624
Cash Severance	—	—	$290,000 (3)	—	$867,100 (4)	—	—
Continuation of Insurance Benefits (5)	—	—	—	—	$1,907	—	—
Excise Tax & Gross-Up	—	—	—	—	$909,833 (6)	—	—

(1)	Amounts reflect the accelerated vesting of investment earnings and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change of control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($45.23 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one times current base salary, which, from December 31, 2006 through March 13, 2007, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2006, and on March 14, 2007, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the premiums in effect on such date.

(6)	Calculated using maximum ordinary income tax rate of 35%

G.A. Puryear IV
     The following table shows the potential payments upon termination or a change of control of the Company for G.A. Puryear IV, the Company’s Executive Vice President, General Counsel and Secretary.

					Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
Executive Benefits and	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2006	12/31/06	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (1)	—	—	—	—	$443,120	$443,120	$443,120
Accelerated Vesting of Restricted Stock (1)	—	—	—	—	$753,894	$753,894	$753,894
Cash Severance	—	—	$240,000 (2)	—	$717,600 (3)	—	—
Continuation of Insurance Benefits (4)	—	—	—	—	$12,127	—	—
Excise Tax & Gross-Up	—	—	—	—	$523,329 (5)	—	—

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($45.23 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to one times current base salary, which, from December 31, 2006 through March 13, 2007, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2006, and on March 14, 2007, the remainder of the severance amount would have been paid out in a lump sum.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the premiums in effect on such date.

(5)	Calculated using maximum ordinary income tax tate of 35%

Director Compensation in 2006
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2006 to each of the Company’s non-employee directors:

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards	Awards (2)	Compensation	Earnings	Compensation	Total
Donna M. Alvarado	$80,000	—	$72,000	—	—	—	$152,000
Lucius E. Burch, III	$80,000	—	$72,000	—	—	—	$152,000
John D. Correnti	$76,000	—	$72,000	—	$5,069	—	$153,069
John R. Horne	$76,000	—	$72,000	—	—	—	$148,000
C. Michael Jacobi	$87,500	—	$72,000	—	$22,769	—	$182,269
Thurgood Marshall, Jr.	$76,000	—	$72,000	—	—	—	$148,000
Charles L. Overby	$93,000	—	$72,000	—	—	—	$165,000
John R. Prann, Jr.	$76,000	—	$72,000	—	$1,728	—	$149,728
Joseph V. Russell	$91,000	—	$72,000	—	$22,864	—	$185,864
Henri L. Wedell	$80,000	—	$72,000	—	—	—	$152,000

(1)	Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Horne and Mr. Prann each chose to receive 674 shares of the Company’s common stock in lieu of receiving a portion of their annual Board retainer.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R. The grant date fair value of the option awards, computed in accordance with FAS 123R, for each of the directors was $12.00 per share, or $72,000. All grants of options to purchase the Company’s common stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2006, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Ms. Alvarado (20,499); Mr. Burch (46,942); Mr. Correnti (42,000); Mr. Horne (32,499); Mr. Jacobi (42,000); Mr. Marshall (26,499); Mr. Overby (6,000); Mr. Prann (30,000); Mr. Russell (49,531) and Mr. Wedell (42,000). The exercise prices for these options range from $5.83 to $93.26.
     Non-employee directors (i.e., all directors other than Mr. Andrews and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and Amended and Restated 2000 Stock Incentive Plan, which provide for the following:
•	Annual option grants;

•	Annual retainers; and

•	Board and committee meeting fees.
     Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

     The retainers and meeting fees paid to our non-employee directors are as follows:

	Current	Previous
Retainers and Fees	(2007)	(2006)
Board retainer	$50,000	$50,000
Board meeting fee	$3,000	$3,000
Audit chair retainer	$10,000	$10,000
Audit member retainer	$2,000	$2,000
Compensation, Nominating and Governance chair retainer	$5,000	$5,000
Committee chair meeting fee (excluding Executive)	$2,500	$2,500
Non-chair committee meeting fee	$2,000	$2,000
     In 2006, total retainers and meeting fees paid to non-employee directors ranged from $76,000 to $93,000. In addition to cash compensation, each non-employee director receives an annual grant of a non-qualified option for the purchase of 6,000 shares of the Company’s common stock. The option has an exercise price equal to the fair market value of the stock on the grant date and is fully vested as of the grant date. The terms and amounts of option grants have not changed with respect to 2006 or 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Ownership of Common Stock
The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2007 by our directors and executive officers individually and as a group:

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name of Beneficial Owner	Owned (1) (2)	60 Days (3)	Ownership	Owned (4)
William F. Andrews	84,019	196,921	280,940	*
John D. Ferguson	391,445	724,522	1,115,967	1.80%
Donna M. Alvarado	250	20,499	20,749	*
Lucius E. Burch, III	604,297	46,942	651,239	1.06%
John D. Correnti	5,562	42,000	47,562	*
John R. Horne	10,585	32,499	43,084	*
C. Michael Jacobi	0	42,000	42,000	*
Thurgood Marshall, Jr.	3,000	26,499	29,499	*
Charles L. Overby	11,642	6,000	17,642	*
John R. Prann, Jr.	10,366	30,000	40,366	*
Joseph V. Russell	81,675	49,531	131,206	*
Henri L. Wedell	1,045,960	42,000	1,087,960	1.77%
Kenneth A. Bouldin	29,946	88,250	118,196	*
Irving E. Lingo, Jr.	29,518	274,975	304,493	*
Richard P. Seiter	41,640	55,750	97,390	*
G. A. Puryear IV	24,673	205,587	230,260	*
All directors and Named Executive Officers as a group (16 persons)	2,374,578	1,883,975	4,258,553	6.73%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:
•	Mr. Andrews — Includes 3,000 shares held in an IRA.

•	Mr. Ferguson — Includes 1,708 shares held in our 401(k) Plan and 270,193 shares held by the Ferguson Revocable Living Trust.

•	Mr. Burch — Includes 35,664 shares owned by the Lucius Burch Family Foundation.

•	Mr. Overby — Includes 6,450 shares held in an IRA.

•	Mr. Russell — Includes shares owned jointly with his wife.

•	Mr. Wedell — Includes: (i) 499,228 shares owned by Mr. Wedell’s wife; (ii) 8,694 shares held in an IRA; (iii) 168,733 shares held by the Wedell Spendthrift Trust; and (iv) 34,500 shares held by The Miller Trust.
(2)	With respect to Mr. Andrews, Mr. Ferguson, Mr. Bouldin, Mr. Lingo, Mr. Seiter and Mr. Puryear, includes shares of restricted stock with performance based vesting, and which therefore is subject to forfeiture if vesting conditions are not met, as described in discussed in further detail beginning on page 39 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects the number of shares that could be purchased upon exercise of stock options at March 1, 2007 or within 60 days thereafter (other than shares covered by stock options to be automatically granted to our non-employee directors on the date of the Annual Meeting under the terms of the Company’s stock incentive plans).

(4)	The percentage ownership for each stockholder is calculated by dividing (i) the total number of shares of common stock beneficially owned by the stockholder by (ii) 61,363,406 shares plus any shares of common stock acquirable by that stockholder (including exercisable stock options) within 60 days after March 1, 2007.
     The following table contains information regarding the only persons who are known to us to beneficially own greater than 5% of our common stock as of March 1, 2007.

					Percent of
	Number of	Shares			Common
	Shares	Acquirable	Total		Stock
	Beneficially	Within	Beneficial		Beneficially
Name of Beneficial Owner	Owned	60 Days	Ownership		Owned (1)
The Guardian Life Insurance Company of America	4,971,260	—	4,971,260	(2)	8.1%
Guardian Investor Services LLC	4,971,260	—	4,971,260	(2)	8.1%
RS Investment Management Co. LLC	4,971,260	—	4,971,260	(2)	8.1%

(1)	Percentage calculated based on shares of common stock outstanding as of March 1, 2007.

(2)	Based upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2007 by The Guardian Life Insurance Company of America and its affiliates Guardian Investor Services LLC and RS Investment Management Co. LLC (the “filers”). The filers claim shared voting and investment power over 4,971,260 shares. To the best of the Company’s knowledge, the principal address of The Guardian Life Insurance Company of America and Guardian Investor Services LLC is 7 Hanover Square, H-26-E, New York, New York 10004. The principal address of RS Investment Management Co. LLC is 388 Market Street, Suite 1700, San Francisco, California 94111.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2006, with the exception of Form 4 filings for each of Mr. Horne and Mr. Prann in connection with their receipt of 137 shares of the Company’s common stock on December 31, 2006 pursuant to elections under our Non-Employee Directors’ Compensation Plan. The Form 4 filings were made one (1) day late due to an internal administrative error.

ANNEX A
CORRECTIONS CORPORATION OF AMERICA
2008 STOCK INCENTIVE PLAN
Section 1. Purpose.
     This plan shall be known as the “Corrections Corporation of America 2008 Stock Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Corrections Corporation of America, a Maryland corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.
Section 2. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.
     (b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish or which are required by applicable legal requirements.
     (c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
     (d) “Board” shall mean the Board of Directors of the Company.
     (e) “Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, any of the following events:
     (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);
     (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
     (iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;
     (iv) a complete liquidation or dissolution of the Company; or
     (v) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (g) “Committee” shall mean a committee of the Board composed of not less than two Non-Employee Directors, at least two of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, (ii) an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange. To the extent that compensation realized in respect of Awards is intended to be “performance based” under Section 162(m) of the Code and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Section 162(m) of the Code, the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.
     (h) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.
     (i) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.

     (j) “Director” shall mean a member of the Board.
     (k) “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.
     (l) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.
     (m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (n) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange on which the Shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Board or Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.
     (o) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
     (p) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.
     (q) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.
     (r) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
     (s) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.
     (t) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.
     (u) “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.
     (v) “Performance Award” shall mean any Award granted under Section 8 of the Plan.
     (w) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
     (x) “Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

     (y) “Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.
     (z) “Retirement” shall mean a Participant’s termination of employment in accordance with the provisions of the Corrections Corporation of America 401(k) Savings and Retirement Plan on or after such Participant’s Normal Retirement Date, as defined in such plan.
     (aa) “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     (bb) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
     (cc) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.
     (dd) “Shares” shall mean shares of common stock, $0.01 par value per share, of the Company.
     (ee) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.
     (ff) “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
     (gg) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
Section 3. Administration.
     3.1 Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award.
     3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.
     3.3 Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section.
Section 4. Shares Available For Awards.
     4.1 Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,000,000. Each Share subject to an Option shall reduce the aggregate number of Shares with respect to which Awards may be granted by one share. Each Share subject to a SAR (whether the distribution upon redemption is made in cash, stock or a combination of the two) shall reduce the aggregate number of Shares with respect to which Awards may be granted by one share. Each Share issued pursuant to a Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Stock-Based Award shall reduce the aggregate number of Shares with respect to which Awards may be granted by three Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 150,000 Shares. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates, expires unexercised or is canceled, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted in accordance with the formula described above. Notwithstanding the foregoing and anything contained herein to the contrary, (i) the gross number of Shares issued pursuant to an Award and not later forfeited, terminated, expired or canceled shall be deducted from the total number of Shares available for grant under this Plan, and (ii) Shares that are canceled, tendered or withheld in payment of all or part of the Option Price or exercise price of an Award or in satisfaction of withholding tax obligations, and Shares that are reacquired with cash tendered in payment of the Option Price or exercise price of an Award, shall not be included in or added to the number of Shares available for grant under the Plan, in each case in accordance with the formula described above.
     4.2 Adjustments. In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder and with Section 162(m) of the Code) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.
     4.3 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.
     4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.
Section 5. Eligibility.
     Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.
Section 6. Stock Options And Stock Appreciation Rights.
     6.1 Grant. Subject to the provisions of the Plan including, without limitation, Section 3.3 above and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in of Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.
     6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the

Option is granted on the date of grant of such Option. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the canceled Options. Except with respect to Substitute Awards, SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant.
     6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.
     6.4 Exercise.
     (a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.6 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.
     (b) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.
     (c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.
     (d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee), valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, or (ii) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. In addition, if permitted by the Committee in its sole discretion, payment may also be made in whole or in part in the form of an option to acquire Shares or in the form of another Award hereunder (based, in each case, on the Fair Market Value of such option or Award on the date the Option is exercised, as determined by the Committee). Subject to applicable securities laws, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares.
     (e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.
     6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.
     6.6 Transferability of Options. Except as provided in this Section 6.6, no Options shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Participant by anyone other than the Participant. Non-Qualified Stock Options granted to a Participant may be transferred by such Participant to a permitted transferee (as defined below), provided that (i) such Non-Qualified Stock Options shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a permitted transferee); (iii) the participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Options; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A permitted transferee may not further assign or transfer any such Non-Qualified Stock Options otherwise than by will or the laws of descent and distribution. Following the transfer of Non-Qualified Stock Options to a permitted transferee, such Nonqualified Options shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Participant, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “permitted transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.
Section 7. Restricted Shares And Restricted Share Units.
     7.1 Grant.
     (a) Subject to the provisions of the Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards; provided, however, that no grant of Restricted Shares or Restricted Share Unites shall vest in full prior to the third anniversary of the date of such grant. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
     (b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions under which restrictions on the Shares may lapse or that will subject the Shares to forfeiture and transfer restrictions, including by reference to those performance goals enumerated in Section 11 hereof. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.
     7.2 Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The applicable Award Agreement will specify whether a grantee has the right to receive dividends with respect to the Restricted Shares prior to the lapsing of transfer restrictions. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a stockholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Unless otherwise provided in the applicable Award Agreement, any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Shares.
     7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.
     7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement will specify whether a Participant will be entitled to receive dividend rights in respect of Restricted Stock Units at the time of any payment of dividends to stockholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to receive dividend rights, (i) the amount of any such dividend right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Restricted Stock Units then credited to the Participant, (ii) any such dividend right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares, and (iii) the applicable Award Agreement will specify whether dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.
Section 8. Performance Awards.
     8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
     8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.
     8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9. Other Stock-Based Awards.
     The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 or 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.
Section 10. Non-Employee Director Awards.
     10.1 The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.
     10.2 Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 or 9 above.
Section 11. Provisions Applicable To Covered Officers And Performance Awards.
     11.1 Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11. Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.
     11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:
(a)	earnings before interest, taxes, depreciation and/or amortization;

(b)	operating income or profit;

(c)	operating efficiencies;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	net income;

(f)	earnings per share;

(g)	utilization;

(h)	net investment income;

(i)	gross profit;

(j)	loan loss ratios;

(k)	stock price or total stockholder return;

(l)	net asset growth;

(m)	debt reduction;

(n)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(o)	any combination thereof.
Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Financial Accounting Standard 144 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
     11.3 With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan is 150,000 and the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $2,500,000.
     11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.
Section 12. Termination Of Employment.
     The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.
Section 13. Change In Control.
     The Committee may specify in the applicable Award Agreement at or after grant, or otherwise by resolution prior to a Change in Control, that all or a portion of the outstanding Awards shall vest, become immediately exercisable or payable and have all restrictions lifted upon a Change in Control.
Section 14. Amendment And Termination.
     14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (a) such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply or (b) if such amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the Plan. For the purpose of the foregoing, a material revision shall be deemed to include (but shall not be limited to): (i) a material increase in the number of shares subject to the Plan under Section 4; (ii) an expansion of the types of Awards under the Plan; (iii) a material expansion of the class of employees, directors or other participants eligible to participate in the Plan; (iv) a material extension of the term of the Plan; (v) a material change to the method of determining the Option Price under the Plan; and (vi) an amendment to Section 6.2 of the Plan. A material revision shall not include any revision that curtails rather than expands the scope of the Plan.
     14.2 Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
     14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

     14.4 Section 409A Compliance. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
Section 15. General Provisions.
     15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
     15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.
     15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.
     15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

     15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.
     15.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.
     15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.
     15.9 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.
     15.10 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
     15.11 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
     15.12 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

     15.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
     15.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
     15.15 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 16. Term Of The Plan.
     16.1 Effective Date. The Plan shall generally be effective for Awards granted hereunder as of January 1, 2008, provided it has been approved by the Board and by the Company’s stockholders. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant cash-based Performance Awards to Participants for the 2007 fiscal year, based upon the applicable provisions of Sections 8 and 11 hereof, prior to January 1, 2008, subject to the approval of the Plan by the Board and by the Company’s stockholders and provided that any payment for such cash-based Performance Awards only be made after January 1, 2008.
     16.2 Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

ANNEX B
CORRECTIONS CORPORATION OF AMERICA
ARTICLES OF AMENDMENT
          Corrections Corporation of America, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “Department”) that:

FIRST:	The charter of the Corporation is hereby amended by deleting the first paragraph of Article V thereof and inserting in its place the following:

“The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shares are of a class denominated common stock, $0.01 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares of a class denominated preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all shares of all classes is $3,500,000. Four Million Three Hundred Thousand (4,300,000) shares of the Preferred Stock shall be designated as “8.0% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”). Twelve Million (12,000,000) shares of the Preferred Stock shall be designated as “Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred Stock”).”

SECOND:	The total number of shares of stock of all classes which the Corporation had authority to issue immediately before the foregoing amendment was One Hundred Thirty Million (130,000,000), of which Eighty Million (80,000,000) shares were of a class denominated common stock, $0.01 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares were of a class denominated preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes was $1,300,000.

THIRD:	The total number of shares of stock of all classes which the Corporation has authority to issue after the foregoing amendment is Three Hundred Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shares are of a class denominated common stock, $0.01 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares of a class denominated preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all shares of all classes is $3,500,000.

FOURTH:	Except as set forth in Article FIRST above, the description of each class of authorized stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, was not changed by the amendment.

FIFTH:	The foregoing amendment was advised by the board of directors and approved by the stockholders of the Corporation as required by law.

SIXTH:	The foregoing amendment shall be effective when these Articles of Amendment are accepted for record by the Department.

B-1

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this                      day of                     , 2007, by its President and Chief Executive Officer who acknowledges that these Articles of Amendment are the act of the Corporation and that, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

ATTEST:	CORRECTIONS CORPORATION OF AMERICA

By:

G.A. Puryear IV		John D. Ferguson
Executive Vice President, General		President and Chief Executive Officer
Counsel and Secretary

B-2

PROXY
CORRECTIONS CORPORATION OF AMERICA
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoint(s) John D. Ferguson and G.A. Puryear IV, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Friday, March 16, 2007, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 10, 2007, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSALS 2, 3, 4 AND 6 BELOW AND “ AGAINST” PROPOSAL 5 BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of Directors.

	[ ]	FOR all nominees

	[ ]	WITHHOLD AUTHORITY to vote for all nominees

Nominees: William F. Andrews, John D. Ferguson, Donna M. Alvarado, Lucius E. Burch, III, John D. Correnti, John R. Horne, C. Michael Jacobi, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.

	[ ]	For all nominees except for the following:

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	Approval of the Company’s 2008 Stock Incentive Plan.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4.	Amendment to the Company’s charter to increase the number of authorized shares of common stock, par value $.01 per share, from 80,000,000 to 300,000,000.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

5.	Adoption of a stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

6.	Approval of proposal to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies.

[ ] FOR [ ] AGAINST [ ] ABSTAIN
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.
PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
[ ]

Please check here if you plan to attend the meeting.	[ ]

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.